Exhibit 99.1

For Immediate Release
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2015 First Quarter Results and Early Ski Season Indicators
BROOMFIELD, Colo. - December 8, 2014 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2015 ended October 31, 2014 as well as certain early ski season indicators.
Highlights

•
Resort Reported EBITDA loss was $70.5 million for the first fiscal quarter of 2015, excluding a $16.4 million non-cash gain on Park City litigation settlement, compared to a $66.5 million loss for the first fiscal quarter of 2014. Resort Reported EBITDA for the quarter includes operating losses at Park City Mountain Resort ("Park City") and $3.1 million of litigation, integration and transaction related costs.

•	Net loss attributable to Vail Resorts, Inc. was $64.3 million for the first fiscal quarter of 2015 compared to a net loss of $73.4 million in the same period in the prior year.

•
Sales of season passes through December 4, 2014 for the 2014/2015 ski season were up approximately 13% in units and approximately 16% in sales dollars versus the comparable period in the prior year, including Park City in both periods.

•	The Company reaffirmed its guidance for fiscal year 2015 for $340 million to $360 million of Resort Reported EBITDA, excluding the $16.4 million non-cash gain on Park City litigation settlement.

•	The Company announced a transformative capital improvement plan for Park City and Canyons and provided guidance on its calendar year 2015 capital plan.

•
In the first quarter of fiscal 2015, the Company closed on two Ritz-Carlton Residences, Vail units and two One Ski Hill Place units. Net Real Estate Cash Flow was $5.0 million for the first fiscal quarter of 2015. Subsequent to quarter end, two One Ski Hill Place units have closed.

Commenting on the Company’s fiscal 2015 first quarter results, Rob Katz, Chief Executive Officer, said, “Our first fiscal quarter is historically a loss quarter since our mountain resorts are not open for winter ski operations. The quarter is driven primarily by our summer mountain activities, dining, retail, and lodging operations, and administrative expenses for our year-round employees. Our

Resort Reported EBITDA loss for the quarter was consistent with our expectations, reflecting strong operating results and the addition of Park City, which operated at a loss for the quarter. Mountain segment net revenue in the quarter increased 5.3% to $60.4 million, compared to the prior year, driven by an increase in our summer activities revenue of 31.2% compared to the prior year, along with strong pre-ski season retail results. Our Lodging segment net revenue (excluding payroll cost reimbursements) increased $1.5 million, or 2.7%, driven primarily by a strong finish to the summer season at the Grand Teton Lodge Company.”
Regarding Real Estate, Katz said, “In the first fiscal quarter, we closed on sales of two Ritz-Carlton Residences, Vail units and two units at One Ski Hill Place. Net Real Estate Cash Flow totaled $5.0 million. We continue to see positive momentum in our resort real estate markets and closed on two One Ski Hill Place units subsequent to October 31, 2014.”
Katz continued, “Our balance sheet remains very strong. We ended the quarter with $29.8 million of cash on hand, and $183.0 million in borrowings under the revolver portion of our senior credit facility. Our Net Debt, including the capitalized Canyons obligation, was 3.1 times trailing twelve month Total Reported EBITDA excluding the non-cash gain on Park City litigation settlement, and does not include the contribution from a full year of Park City operations. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock. The quarterly dividend will be $0.4150 per share of common stock and will be payable on January 12, 2015 to shareholders of record on December 29, 2014.”
Discussing early ski season indicators, Katz said, “Our season pass results continue to deliver very strong growth. As we approach the end of our selling period, season pass sales (including 4-Packs) are up approximately 13% in units and 16% in sales dollars through December 4, 2014 compared with the similar period in the prior year and including results from Park City in both periods. The biggest driver of our growth was new pass sales in our United States and international destination markets. We continued to see very strong growth in Minneapolis and Detroit as well as in Utah. In Colorado, we saw very healthy growth and in Tahoe we experienced a modest decline, which was better than our expectations, given the very challenging conditions in the prior year. Our program now has over 400,000 pass holders and will generate more than $200 million in revenue in fiscal year 2015, far surpassing any other season pass program in the industry. This growth is a testament to our strategy of consistently adding benefits to our season passes, primarily through our most recent resort acquisitions and continuing to improve our personalized and data-driven marketing efforts. As a reminder, revenue from season pass sales is recognized over the course of the second and third fiscal quarters. Looking ahead to the ski season, we are seeing lodging bookings trending ahead of this time last year, with good momentum across our properties with strong rate growth, particularly in the Colorado markets.  Based on historical averages, approximately 50% of the bookings for the winter season have been made by this time.”
Operating Results
A complete “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section can be found in the Company’s Form 10-Q for the first fiscal quarter of 2015 ended October 31, 2014 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•	Mountain segment net revenue increased $3.1 million, or 5.3%, to $60.4 million for the three months ended October 31, 2014 as compared to the same period in the prior year.

•
Mountain Reported EBITDA was a loss of $54.8 million for the three months ended October 31, 2014, including the $16.4 million non-cash gain on Park City litigation settlement. Excluding the non-cash gain on Park City litigation settlement, Mountain Reported EBITDA was a loss of $71.2 million, an increase in our loss of $4.4 million or 6.6%. Mountain Reported EBITDA includes an offseason operating loss for newly acquired Park City, along with $3.1 million of litigation, integration and transaction expenses in the current quarter. The non-cash gain on Park City litigation settlement represents the estimated fair value of the settlement reached in conjunction with the acquisition of Park City, which we obtained the right to in the Canyons transaction, from the Canyons transaction date of May 29, 2013 to the Park City acquisition date of September 11, 2014.

•	Mountain Reported EBITDA includes $3.2 million of stock-based compensation expense for the three months ended October 31, 2014 as compared to $2.7 million in the same period in the prior year.
Lodging Segment

•	Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended October 31, 2014 increased $1.5 million, or 2.7%, as compared to the same period in the prior year.

•	Lodging Reported EBITDA increased $0.4 million to $0.7 million for the three months ended October 31, 2014 as compared to the same period in the prior year.

•	Lodging Reported EBITDA includes $0.6 million of stock-based compensation expense for the three months ended October 31, 2014 as compared to $0.4 million in the same period in the prior year.
Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue increased $4.3 million, or 3.8%, to $118.9 million for the three months ended October 31, 2014 as compared to the same period in the prior year.

•
Resort Reported EBITDA was a loss of $54.1 million for the three months ended October 31, 2014, including the $16.4 million non-cash gain on Park City litigation settlement. Excluding the non-cash gain on Park City litigation settlement, Resort Reported EBITDA was a loss of $70.5 million, an increase in our loss of $4.0 million, or 6.0%, as compared to the same period in the prior year.
Real Estate Segment

•	Real Estate segment net revenue increased $0.5 million, or 6.1%, to $9.4 million for the three months ended October 31, 2014 as compared to the same period in the prior year.

•	Net Real Estate Cash Flow was $5.0 million for the three months ended October 31, 2014, a decrease of $2.5 million from the same period in the prior year.

•	Real Estate Reported EBITDA loss increased by $1.8 million, to a loss of $2.2 million for the three months ended October 31, 2014 as compared to the same period in the prior year.

•	Real Estate Reported EBITDA includes $0.4 million of stock-based compensation expense for both the three months ended October 31, 2014 and 2013, respectively.
Total Performance

•	Total net revenue increased $4.9 million, or 3.9%, to $128.3 million for the three months ended October 31, 2014 as compared to the same period in the prior year.

•
Net loss attributable to Vail Resorts, Inc. was $64.3 million, or a loss of $1.77 per diluted share, for the first quarter of fiscal 2015 compared to net loss attributable to Vail Resorts, Inc. of $73.4 million, or a loss of $2.04 per diluted share, in the first quarter of the prior year.

Outlook
Commenting on fiscal 2015 guidance, Katz continued, "Our September guidance remains unchanged, and we expect fiscal 2015 Resort Reported EBITDA will be between $340 million and $360 million, which includes approximately $5 million of litigation, transaction and integration expense, and excludes the $16.4 million non-cash gain on Park City litigation settlement. We expect Resort EBITDA Margin (defined as Resort Reported EBITDA divided by Resort net revenue), excluding the impact of the non-cash gain on Park City litigation settlement, to be approximately 25.3%, using the midpoint of the guidance range. This is an estimated 3.0 percentage point increase over fiscal 2014. We estimate fiscal 2015 Real Estate Reported EBITDA to be between negative $13 million and negative $6 million. Net Real Estate Cash Flow is expected to be between $10 million and $20 million. Net income attributable to Vail Resorts, Inc. is expected to be between $75.5 million and $100.5 million in fiscal 2015, excluding the non-cash gain on Park City litigation settlement.”

The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2015, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2015.

	Fiscal 2015 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2015
	Low End Range	High End Range
Mountain Reported EBITDA (1)(6)	$324,000	$338,000
Lodging Reported EBITDA (2)	13,000	25,000
Resort Reported EBITDA (3)(6)	340,000	360,000
Real Estate Reported EBITDA (4)	(13,000)	(6,000)
Total Reported EBITDA	327,000	354,000
Depreciation and amortization	(147,000)	(140,000)
Change in fair value of contingent consideration (5)	—	—
Loss on disposal of fixed assets, net	(2,000)	(800)
Investment income, net	200	500
Interest expense	(57,000)	(54,000)
Loss on extinguishment of debt	—	—
Income before provision for income taxes	121,200	159,700
Provision for income taxes	(45,800)	(59,400)
Net income (6)	75,400	100,300
Net loss attributable to noncontrolling interests	100	200
Net income attributable to Vail Resorts, Inc. (6)	$75,500	$100,500

(1) Mountain Reported EBITDA includes approximately $12 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low or high end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.
(4) Real Estate Reported EBITDA includes approximately $1 million of stock-based compensation.
(5) Our guidance excludes any change in the fair value of contingent consideration which is based upon, among other things, financial projections including long-term growth rates for Canyons and Park City, which such change may be material.
(6) Our guidance excludes the impact of the non-cash gain on Park City litigation settlement of $16.4 million ($10.1 million gain tax-effected).

Calendar Year 2015 Capital Plan
In a concurrent press release, the Company announced its calendar year 2015 capital plan for Park City and Canyons. The transformative plan, which remains subject to regulatory approval, includes a new eight-passenger two-way gondola that will connect the two resorts, creating the largest single ski area in the United States with more than 7,300 acres of skiable terrain. The capital plan also includes; (i) a new high-speed six-person chairlift and an upgrade of a fixed-grip triple chairlift to a high-speed detachable quad chairlift, both of which will increase lift capacity in critical areas of Park City, (ii) a new 500-seat restaurant in Park City near the proposed gondola and upgraded chairlifts, (iii) a 250-seat expansion of an existing restaurant in Canyons, and (iv) an expanded maintenance plan to address the lack of spending at the resort over the past number of years. The Company estimates the total cost of the 2015 capital plan, including normal annual maintenance (and excluding any third party reimbursements) will be approximately $50 million. The Company estimates the impact of the capital plan on the profitability of the Park City and Canyons resorts will be significant, and that the two acquisitions will add approximately $70 million of Resort EBITDA in fiscal 2016, with additional upside in future years.
The Company's preliminary estimate of the remainder of its calendar year 2015 capital plan totals between $60 million and $65 million (including estimates of third party reimbursements), which excludes investments in summer activities and the one-time $50 million investment in Park City and Canyons. While additional details will be outlined in March 2015, the Company announced that a signature part of the remainder of the capital plan will be an upgrade of the Avanti Chair (Chair 2) at Vail Mountain from a four-person to a six-person high-speed chairlift, increasing capacity by approximately 30% at one of the most popular beginner and intermediate areas at the resort. The Company also expects to provide details in March 2015 on its plans for material construction on summer activities at Vail in calendar year 2015, with all necessary approvals having been obtained.
In March 2014, the Company provided long-term capital guidance of $85 million per year, such amount to be adjusted for inflation and growth in the number of operated resorts and excluding any expenditures in summer activities. Assuming no new resort acquisitions, the Company expects capital expenditures in calendar year 2016 to be $96 million, excluding investments in summer activities, reflecting inflation and the inclusion of Park City's ongoing routine capital into the plan.
Regarding the capital expenditure plan, Katz said, “We are pleased to announce that we expect to connect Park City and Canyons into the single largest resort in the United States in 2015. The transformational capital plan for our Utah resorts will be a dramatic step forward for the guest experience, creating access to vast terrain options for skiers of all abilities, significantly upgrading lift capacity in high traffic areas of the resorts and expanding and upgrading the dining experience. We believe this will further elevate the combined resort as one of the best destination ski resorts in North America."

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 946-0783 (U.S. and Canada) or (719) 457-2665 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through

December 22, 2014, at 2:30 p.m. eastern time.  To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 6725609.  The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Canyons and Park City in Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
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Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to successfully initiate, complete and sell our real estate development projects and achieve the anticipated financial benefits from such projects; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of federal land or to make operational and capital improvements; risks related to federal, state and local government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions; our ability to realize anticipated financial benefits from Canyons or Park City; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; and a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Resort EBITDA Margin, Net Debt, Net Real Estate Cash Flow, Lodging net revenue excluding payroll cost reimbursement, and Lodging operating expense excluding reimbursed payroll costs, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss plus gain on litigation settlement, and for the Real Estate segment plus gain on sale of real property. For Resort, we define Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. In this release, we also separately present Reported EBITDA and Resort EBITDA margin excluding the non-cash gain on Park City litigation settlement. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For the Real Estate segment, we define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, non-cash stock-based compensation expense, and change in real estate deposits and recovery of previously incurred project costs less investment in real estate. For the Lodging segment, we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA, which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.

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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2014	2013
Net revenue:
Mountain	$60,386	$57,331
Lodging	58,493	57,214
Real estate	9,383	8,846
Total net revenue	128,262	123,391
Segment operating expense:
Mountain	131,952	124,774
Lodging	57,754	56,905
Real estate	11,614	9,231
Total segment operating expense	201,320	190,910
Other operating (expense) income:
Depreciation and amortization	(35,969)	(34,156)
Gain on litigation settlement	16,400	—
Change in fair value of contingent consideration	4,550	—
Loss on disposal of fixed assets, net	(755)	(429)
Loss from operations	(88,832)	(102,104)
Mountain equity investment income, net	325	603
Investment (loss) income, net	(26)	95
Interest expense	(13,568)	(16,098)
Loss before benefit from income taxes	(102,101)	(117,504)
Benefit from income taxes	37,777	44,067
Net loss	$(64,324)	$(73,437)
Net loss attributable to noncontrolling interests	48	61
Net loss attributable to Vail Resorts, Inc.	$(64,276)	$(73,376)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(1.77)	$(2.04)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(1.77)	$(2.04)
Cash dividends declared per share	$0.4150	$0.2075
Weighted average shares outstanding:
Basic	36,249	36,026
Diluted	36,249	36,026
Other Data:
Mountain Reported EBITDA	$(54,841)	$(66,840)
Lodging Reported EBITDA	$739	$309
Resort Reported EBITDA	$(54,102)	$(66,531)
Real Estate Reported EBITDA	$(2,231)	$(385)
Total Reported EBITDA	$(56,333)	$(66,916)
Mountain stock-based compensation	$3,243	$2,647
Lodging stock-based compensation	$602	$419
Resort stock-based compensation	$3,845	$3,066
Real Estate stock-based compensation	$356	$426
Total stock-based compensation	$4,201	$3,492

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2014	2013	(Decrease)
Net Mountain revenue:
Lift	$—	$—	—%
Ski school	—	—	—%
Dining	8,039	7,464	7.7%
Retail/rental	29,473	28,900	2.0%
Other	22,874	20,967	9.1%
Total Mountain net revenue	$60,386	$57,331	5.3%
Mountain operating expense:
Labor and labor-related benefits	$43,005	$39,552	8.7%
Retail cost of sales	16,790	16,863	(0.4)%
General and administrative	32,016	29,516	8.5%
Other	40,141	38,843	3.3%
Total Mountain operating expense	$131,952	$124,774	5.8%
Gain on litigation settlement	16,400	—	nm
Mountain equity investment income, net	325	603	(46.1)%
Mountain Reported EBITDA	$(54,841)	$(66,840)	18.0%

Less: gain on litigation settlement	(16,400)	—	nm
Mountain Reported EBITDA excluding gain on litigation settlement	$(71,241)	$(66,840)	(6.6)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2014	2013	(Decrease)
Lodging net revenue:
Owned hotel rooms	$14,918	$14,113	5.7%
Managed condominium rooms	8,111	7,772	4.4%
Dining	13,538	13,346	1.4%
Transportation	2,317	1,872	23.8%
Golf	7,549	7,527	0.3%
Other	9,818	10,162	(3.4)%
	56,251	54,792	2.7%
Payroll cost reimbursements	2,242	2,422	(7.4)%
Total Lodging net revenue	$58,493	$57,214	2.2%
Lodging operating expense:
Labor and labor-related benefits	$27,375	$26,406	3.7%
General and administrative	7,517	7,022	7.0%
Other	20,620	21,055	(2.1)%
	55,512	54,483	1.9%
Reimbursed payroll costs	2,242	2,422	(7.4)%
Total Lodging operating expense	$57,754	$56,905	1.5%
Lodging Reported EBITDA	$739	$309	139.2%

Owned hotel statistics:
ADR	$192.93	$182.62	5.6%
RevPar	$120.51	$115.35	4.5%
Managed condominium statistics:
ADR	$186.52	$182.78	2.0%
RevPar	$43.86	$38.52	13.9%
Owned hotel and managed condominium statistics (combined):
ADR	$190.16	$182.69	4.1%
RevPar	$69.24	$62.95	10.0%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2014	2013
Real estate held for sale and investment	$170,182	$188,205

Total Vail Resorts, Inc. stockholders’ equity	744,725	744,556

Long-term debt	819,238	797,062
Long-term debt due within one year	1,022	1,003
Total debt	820,260	798,065
Less: cash and cash equivalents	29,840	114,225
Net debt	$790,420	$683,840

Reconciliation of Non-GAAP Financial Measures
Reported EBITDA, Reported EBITDA excluding the non-cash gain on Park City litigation settlement, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on Park City litigation settlement, Net Debt, and Net Real Estate Cash Flow are not measures of financial performance under GAAP, and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Reported EBITDA excluding the non-cash gain on Park City litigation settlement, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on Park City litigation settlement, Net Debt, and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.
Reported EBITDA and Net Real Estate Cash Flow have been presented herein as measures of the Company's performance. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. For Resort, the Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue, which is not a measure of financial performance under GAAP, as the Company believes it is an important measurement of operating performance. In this release, the Company also separately presents Reported EBITDA and Resort EBITDA margin excluding the non-cash gain on Park City litigation settlement. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment.

Presented below is a reconciliation of Reported EBITDA to net loss attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three months ended October 31, 2014 and 2013.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2014	2013
Mountain Reported EBITDA excluding gain on litigation settlement	$(71,241)	$(66,840)
Lodging Reported EBITDA	739	309
Resort Reported EBITDA excluding gain on litigation settlement*	(70,502)	(66,531)
Gain on litigation settlement	16,400	—
Resort Reported EBITDA*	(54,102)	(66,531)
Real Estate Reported EBITDA	(2,231)	(385)
Total Reported EBITDA	(56,333)	(66,916)
Depreciation and amortization	(35,969)	(34,156)
Loss on disposal of fixed assets, net	(755)	(429)
Change in fair value of contingent consideration	4,550	—
Investment (loss) income, net	(26)	95
Interest expense, net	(13,568)	(16,098)
Loss before benefit from income taxes	(102,101)	(117,504)
Benefit from income taxes	37,777	44,067
Net loss	$(64,324)	$(73,437)
Net loss attributable to noncontrolling interests	48	61
Net loss attributable to Vail Resorts, Inc.	$(64,276)	$(73,376)

*	Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended October 31, 2014.

(In thousands)
(unaudited)
Twelve Months Ended October 31, 2014
Total Reported EBITDA excluding gain on litigation settlement	$255,917
Gain on litigation settlement	16,400
Total Reported EBITDA	272,317
Depreciation and amortization	(142,414)
Loss on disposal of fixed assets, net	(1,534)
Change in fair value of contingent consideration	3,150
Investment income, net	254
Interest expense, net	(61,467)
Loss on extinguishment of debt	(10,831)
Income before provision for income taxes	59,475
Provision for income taxes	(22,156)
Net income	$37,319
Net loss attributable to noncontrolling interests	259
Net income attributable to Vail Resorts, Inc.	$37,578

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2014.

	(In thousands) (Unaudited) As of October 31, 2014
Long-term debt	$819,238
Long-term debt due within one year	1,022
Total debt	820,260
Less: cash and cash equivalents	29,840
Net debt	$790,420
Net debt to Total Reported EBITDA	2.9	x
Net debt to Total Reported EBITDA, excluding non-cash gain on Park City litigation settlement	3.1	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2014 and 2013.

	(In thousands) (Unaudited) Three Months Ended October 31,
	2014	2013
Real Estate Reported EBITDA	$(2,231)	$(385)
Non-cash Real Estate cost of sales	7,015	6,713
Non-cash Real Estate stock-based compensation	356	426
Change in Real Estate deposits and recovery of previously incurred project costs less investments in Real Estate	(150)	701
Net Real Estate Cash Flow	$4,990	$7,455

The following table reconciles Resort Net Revenue to Resort EBITDA Margin excluding the non-cash gain on Park City litigation settlement for fiscal 2015 guidance.

(In thousands) (Unaudited) Fiscal 2015 Guidance (1)
Resort net revenue (2)	$1,381,000
Resort EBITDA (3)	$350,000
Resort EBITDA margin	25.3%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of guidance
(3) Represents the mid-point range of guidance, exclusive of the non-cash gain on Park City litigation settlement of $16.4 million.